Exhibit 99.1

Shane Schaffer, Cingulate Chairman and CEO, Provides Update on CTx-1301 in Interview with Innovators with Jane King

KANSAS CITY, Kan., November 10, 2026, — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform to develop next-generation pharmaceutical products, announced today that Chairman and CEO Shane J. Schaffer has provided an update on the regulatory progress of CTx-1301(dexmethylphenidate HCl), the company’s lead asset for the treatment of attention deficit/hyperactivity disorder (ADHD).

In an interview airing this morning on Innovators with Jane King, Dr. Schaffer discusses the company’s ongoing efforts to address the FDA’s Complete Response regarding the CTx-1301 New Drug Application (NDA), progress made to date, and the anticipated timeline for NDA resubmission.

“We recognize that our shareholders have been waiting patiently for a meaningful update on CTx-1301, and we sincerely thank them for their continued support, confidence, and commitment to Cingulate as we complete the work addressing the items in the FDA’s Complete Response.”

Innovators with Jane King

Watch Dr. Schaffer’s full interview:

Innovators with Jane King

In addition to discussing the anticipated NDA resubmission, Dr. Schaffer provides insight into Cingulate’s commercialization preparations and highlights recent presentations he and Chief Commercial Officer Bryan Downey delivered at the Indegene Digital Summit, addressing evolving strategies for pharmaceutical commercialization and successful product launches.

Indegene Digital Summit

Watch full-length discussions featuring Cingulate Chairman and CEO Shane J. Schaffer and Chief Commercial Officer Bryan Downey discussing commercialization at the Indegene Digital Summit:

Chairman & CEO Shane Schaffer presents the “Smart Launch” Approach

Chief Commercial Officer Bryan Downey discusses “Reinventing the Launch Playbook”

About Attention Deficit/Hyperactivity Disorder (ADHD)

ADHD is a chronic neurobiological and developmental disorder that affects millions of children and often continues into adulthood. The estimated market size of the US ADHD market is approximately 100 million annual prescriptions. The condition is marked by an ongoing pattern of inattention and/or hyperactivity-impulsivity that interferes with functioning or development. In the U.S., over 20 million patients have been diagnosed with ADHD. Among this group, 12 million are adults and over 8 million are under the age of 17. According to the CDC, just 53.6 percent of all children and teens with ADHD reported they were actively treating their symptoms with medication in 2022, with 65-90 percent demonstrating clinical ADHD symptoms that persist into adulthood. Current market trends demonstrate that adult ADHD prevalence is larger and growing faster than the child and adolescent segments combined.

About CTx-1301

CTx-1301 (dexmethylphenidate HCl) is a once-daily, multi-core tablet utilizing Cingulate’s proprietary Precision Timed Release™ (PTR™) platform to deliver three precisely timed releases of active medication across the day. This design aims to provide rapid onset of effect and entire active-day duration. CTx-1301 is being evaluated for the treatment of ADHD under the FDA’s 505(b)(2) pathway. In October 2025, the FDA accepted for review the NDA for CTx-1301 and assigned a PDUFA target action date of May 31, 2026. On June 1, 2026, the FDA issued a Complete Response Letter for the CTx-1301 NDA; the Company is working to complete the requested CMC work and plans to resubmit the NDA as promptly as practicable. There can be no assurance regarding the timing of any resubmission or whether approval will occur.

About Precision Timed Release™ (PTR™) Platform Technology

Cingulate is developing ADHD and anxiety disorder product candidates capable of achieving true once-daily dosing using Cingulate’s innovative PTR drug delivery platform technology. It incorporates a proprietary Erosion Barrier Layer (EBL) providing control of drug release at precise, pre-defined times with no release of drug prior to the intended release. The EBL technology is enrobed around a drug-containing core to give a tablet-in-tablet dose form. It is designed to erode at a controlled rate until eventually the drug is released from the core tablet. The EBL formulation, Oralogik™, is licensed from BDD Pharma. Cingulate intends to utilize its PTR technology to expand and augment its clinical-stage pipeline by identifying and developing additional product candidates in other therapeutic areas in addition to Anxiety and ADHD.

About Cingulate Inc.

Cingulate Inc. (NASDAQ: CING) is a biopharmaceutical company utilizing its proprietary PTR drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of ADHD, Cingulate is identifying and evaluating additional therapeutic areas where PTR technology may be employed to develop future product candidates, including to treat anxiety disorders. Cingulate is headquartered in Kansas City. For more information, visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, the timing and outcome of any resubmission of the CTx-1301 NDA, market opportunity, competitive position, business strategies, potential growth opportunities, our expected cash runway, and anticipated capital needs and financing plans. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 18, 2026 and our Quarterly Report on Form 10-Q for the period ended June 30, 2026, and our other filings with the SEC. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investors & Media:

Thomas Dalton
Vice President, Corporate and Government Relations, Cingulate
tdalton@cingulate.com

(480) 529-5434